                                                                    EXHIBIT c(2)

                                                                    CONFIDENTIAL

               Discussion Materials For The Special Committee of

                                 [SYLVAN LOGO]

                               November 16, 2003

[LANE, BERRY & CO. LOGO]

                                                                   [SYLVAN LOGO]

DISCLAIMER

- The following materials have been prepared by Lane, Berry & Co. International ("LBCI") as part of a presentation being made to and at the request of the Special Committee of the Board of Directors of Sylvan Inc. ("Sylvan" or the "Company").

- In preparing this presentation, we have assumed and relied, upon the accuracy and completeness of the financial and other information supplied or otherwise made available to us from public sources or by the Company and have not independently verified such information. We have neither obtained nor performed any independent valuation or appraisal of the assets or liabilities of the Company. In addition, the Company has not requested and we have not performed a liquidation analysis.

- Please note that this presentation is based on economic, market and other conditions as in effect on, and the information and agreements (or drafts thereof) made available to us as of, the date hereof and does not purport to take into consideration subsequent developments which may affect the information presented herein. LBCI does not have any obligation to update, revise, or reaffirm the information presented herein.

- This presentation has been prepared for the benefit and use of the Special Committee in connection with and for the purposes of its evaluation of the proposed transaction and is not on behalf of, and shall not confer rights or remedies upon, any person other than the Special Committee.

- In addition, this presentation does not constitute an opinion or recommendation to a stockholder of the Company on how to vote with respect to the proposed transaction. Further, we do not address the relative merits of the proposed transaction compared with other business strategies or alternative transactions that might be available to the Company, the Company's underlying business decision to proceed or effect the proposed transaction, or any other aspect of the proposed transaction.

[LANE, BERRY & CO. LOGO]                                                       2

                                                                   [SYLVAN LOGO]

AGENDA

1. Executive Summary

2. Summary of Proposed Transaction

3. Summary Background of Proposed Transaction

4. Overview of Sylvan

5. Analysis of Proposed Transaction

6. Valuation Overview

7. Conclusion

[LANE, BERRY & CO. LOGO]                                                       3

                                                                   [SYLVAN LOGO]

EXECUTIVE SUMMARY

[LANE, BERRY & CO. LOGO]                                                       4

                                                                   [SYLVAN LOGO]

INTRODUCTION

- Lane, Berry & Co. International ("LBCI") has been asked by the Special Committee of the Board of Directors (the "Special Committee") of Sylvan Inc. ("Sylvan" or the "Company") to opine as to the fairness, from a financial point of view, of the cash consideration to be received by the holders (other than Dennis Zensen, Virgil Jurgensmeyer, Monir Elzalaki, Roger Claypoole, Nelson Obus, Wynnefield Capital, Inc., Steel Partners II, L.P., Snyder Associated Companies, Inc., SAC Holding Company and their respective affiliates) of Sylvan's common stock (the "Common Stockholders") pursuant to the merger (as described in the draft Agreement and Plan of Merger dated November 10, 2003 (the "Merger Agreement"), among the Company, Snyder Associated Companies, Inc. ("Parent" or the "Snyder Group") and SAC Holding Company ("Sub")) (the "Proposed Transaction")

- In conducting our analysis, we have analyzed, among other things, the following:

     -    The Merger Agreement

     - The results of the first sales process conducted by LBCI between April 2002 and December 2002

     - The results of the second sales process conducted between April 2003 and November 2003

     - The Company's Annual Reports on Form 10-K and the Company's Quarterly Reports on Form 10-Q

     - Certain internal information and other data relating to the Company, including standalone forecasts and projections prepared and provided to us by management of the Company

     - Certain other publicly available information concerning the Company and the trading markets for the Company's common stock

     - Certain publicly available information concerning other companies engaged in businesses which we believe to be generally comparable to the Company and the trading markets for certain of such other companies

     - Certain publicly available information concerning the terms of recent business combinations which we believe to be relevant

- We have also interviewed certain senior management of the Company concerning the business and operations, present condition and future prospects of the Company and undertook other studies, analyses and investigations as we deemed appropriate under the circumstances

[LANE, BERRY & CO. LOGO]                                                       5

                                                                   [SYLVAN LOGO]

EXECUTIVE SUMMARY

-    SUMMARY OF PROPOSED TRANSACTION

     - The Snyder Group has proposed to purchase all the outstanding shares of common stock (not owned by Parent or any subsidiary of Parent), par value $0.001 per share (the "Common Stock"), in a one-step cash merger

     - After the Proposed Transaction, Sylvan will become a privately held corporation

-    CONSIDERATION FOR THE PROPOSED TRANSACTION

     - At the effective time, i.e. the date of consummation of the Proposed Transaction, the Common Stockholders will receive $12.25 in cash for each share of Common Stock (the "Merger Consideration") which aggregates to $64.2 million

          - The Snyder Group is expected to contribute up to $56.5 million as equity (1)

               - Roger Claypoole is expected to contribute up to $1.0 million as equity (1)

          - Sylvan management is expected to contribute up to $9.2 million through a rollover of a portion or all of its equity (1)

          - The remaining source of funds will come from Citizens Bank or an alternative senior lender (1)

-    PROCESS & TIMING OF THE PROPOSED TRANSACTION

     -    Sign the definitive Merger Agreement the week beginning November 16,
          2003

     -    File proxy statement with the SEC by early December 2003

     - Receive approval from the SEC and mail proxies to the stockholders by late January 2004 or early February 2004

     -    Hold special meeting and stockholder vote in February or March 2004

     -    Proposed Transaction closes during Q1'2004

(1) Per the Snyder Group's proposed sources and uses of funds.

[LANE, BERRY & CO. LOGO]                                                       6

                                                                   [SYLVAN LOGO]

SUMMARY OF PROPOSED TRANSACTION

[LANE, BERRY & CO. LOGO]                                                       7

                                                                   [SYLVAN LOGO]

SUMMARY OF KEY TERMS OF THE PROPOSED TRANSACTION

THE PROPOSED TRANSACTION INCLUDES THE FOLLOWING KEY ELEMENTS WHICH ARE TAKEN FROM THE DRAFT MERGER AGREEMENT DATED AS OF NOVEMBER 10, 2003 BY AND AMONG THE COMPANY, PARENT AND SUB:

MERGER CONSIDERATION              - The Common Stockholders receive $12.25 in
                                    cash for each share of Common Stock

                                      - Sylvan management is expected to
                                        contribute up to $9.2 million through a
                                        rollover of a portion or all of its
                                        equity

                                  - All outstanding and unexercised options to
                                    purchase shares of Common Stock that have exercise prices less than the Merger Consideration (as defined in the Merger Agreement) shall be cancelled and exchanged for the right to receive a cash amount equal to the difference between the Merger Consideration and the per share exercise price of such option

TRANSACTION STRUCTURE             - Reverse triangular merger (i.e. merger of
                                    Sub, a wholly owned subsidiary of Parent, with and into the Company, with the Company being the surviving entity)

PRINCIPAL CONDITIONS TO CLOSING   - Stockholder vote approval

                                  - Wynnefield Capital must sign a voting
                                    agreement and Steel Partners must sign a stock purchase agreement simultaneously with the signing of the definitive Merger Agreement

                                  - Customary representations and warranties of
                                    the Company, Parent and Sub remain true and correct with only such exceptions as do not in the aggregate have a material adverse effect (as defined in the Merger Agreement)

                                  - Since June 30, 2003, there shall not have
                                    been any change, circumstance or event which constitutes, has resulted in, or that would reasonably be likely to result in, a material adverse effect (as defined in the Merger Agreement)

                                  - Other customary approvals, consents, waivers
                                    and clearances (e.g. HSR)

[LANE, BERRY & CO. LOGO]                                                       8

                                                                   [SYLVAN LOGO]

THE PROPOSED TRANSACTION INCLUDES THE FOLLOWING KEY ELEMENTS WHICH ARE TAKEN FROM THE DRAFT MERGER AGREEMENT DATED AS OF NOVEMBER 10, 2003 BY AND AMONG THE COMPANY, PARENT AND SUB:

TERMINATION/BREAK-UP FEE          - The Merger Agreement may be terminated
                                    and the Proposed Transaction may be
                                    abandoned, at any time prior to the
                                    Effective Time, in the following
                                    circumstances:

                                    - By mutual written agreement of the
                                      Company, Parent and Sub

                                    - By either the Company or Parent if the
                                      Merger Agreement is not approved and
                                      adopted by the Common Stockholders

                                    - By judgment or injunction

                                    - By material breach of either Parent or
                                      Company

                                    - By either the Company or Parent if the
                                      Proposed Transaction has not been
                                      consummated on or before May 1, 2004

                                  - Upon the occurrence of certain events listed
                                    below, the Merger Agreement will be
                                    terminated and the Company will pay $2.0 million as a break-up fee to Parent and will pay up to $500,000 to Parent for expense reimbursements:

                                    - Lack or withdrawal of Board of Directors
                                      or Special Committee recommendation

                                    - No stockholder meeting is held within 30
                                      business days of proxy's clearance with
                                      the SEC

                                    - The Company enters into a Superior
                                      Proposal (as defined within the Merger
                                      Agreement)

                                    - Consummation of certain transactions
                                      within 12 months of termination pursuant to lack of stockholder approval

                                  - Parent shall be entitled to expense
                                    reimbursement in the event the Merger
                                    Agreement is not approved and adopted by the Common Stockholders

[LANE, BERRY & CO. LOGO]                                                       9

                                                                   [SYLVAN LOGO]

SUMMARY BACKGROUND OF PROPOSED TRANSACTION

[LANE, BERRY & CO. LOGO]                                                      10

                                                                   [SYLVAN LOGO]

BACKGROUND OF PROPOSED TRANSACTION

APRIL 2002                 - Special Committee retains LBCI to explore strategic
                             alternatives

                           - LBCI performs business and financial due diligence

MAY 2002                   - LBCI continues to perform business and financial
                             due diligence

                           - Sylvan issues a press release announcing the
                             exploration of strategic alternatives process

                           - Sylvan holds its stockholder meeting and LBCI
                             provides an update to the Board of Directors

JUNE 2002                  - Special Committee decides to run a targeted sales
                             process

                           - LBCI together with the Company prepares sales
                             process materials

JULY 2002                  - LBCI together with the Company receives final
                             approval from the Board of Directors regarding the sales process materials

                           - LBCI begins making calls to prospective buyers

AUGUST 2002                - LBCI continues to make calls to prospective buyers;
                             35 parties were contacted

                           - LBCI communicates bidding process and deadline to
                             prospective buyers

SEPTEMBER 2002             - Deadline for submitting non-binding indications of
                             interest

                           - Sylvan receives one non-binding indication of
                             interest from American Securities Capital Partners at $10.00 - $11.00 per share

                           - LBCI presents to the Board of Directors regarding
                             the sales process and future strategic alternatives

OCTOBER 2002               - Sylvan receives a second non-binding indication of
                             interest from Cadigan Investment Partners at $12.50
                             - $13.50 per share (Cadigan Investment Partners subsequently verbally rescinded this non-binding indication of interest)

                           - Dissatisfied with offers received, Sylvan issues a
                             press release announcing a major share repurchase program and the completion of its review of strategic alternatives

NOVEMBER 2002              - Sylvan announces Q3'02 financial results and lower
                             2002 earnings expectations due partially to increased competitive pressures in spawn operations

DECEMBER 2002              - Sylvan terminates engagement with LBCI

APRIL 2003                 - Wynnefield Capital and Steel Partners announce in a
                             13D filing that they have formed a group and intend to nominate a new slate of directors through a proxy solicitation process

                           - Sylvan issues a press release announcing that it
                             received a non-binding indication of interest from the Snyder Group to acquire the Company at $11.00 per share and announces the formation of the Special Committee

                           - Special Committee retains LBCI and Morgan Joseph as
                             financial advisors

                           - Wynnefield Capital and Steel Partners announce in a
                             13D filing that they will not agree to vote their shares in favor of the proposed Snyder Group buyout

                           - LBCI and Morgan Joseph perform business and
                             financial due diligence

                           - Special Committee decides to run a second sales
                             process

                           - LBCI and Morgan Joseph together with the Company
                             prepare sales process materials

[LANE, BERRY & CO. LOGO]                                                      11

                                                                   [SYLVAN LOGO]

MAY 2003                   - LBCI and Morgan Joseph receive final approval from
                             the Special Committee regarding the sales process materials

                           - LBCI and Morgan Joseph begin making calls to
                             prospective buyers

JUNE 2003                  - LBCI and Morgan Joseph continue making calls to
                             prospective buyers; 73 prospective buyers are contacted

                           - The Snyder Group issues a press release announcing
                             the official withdrawal of its non-binding indication of interest

                           - LBCI and Morgan Joseph communicate bidding process
                             and deadline to prospective buyers

JULY 2003                  - Deadline for submitting non-binding indication of
                             interest

                           - Sylvan receives four non-binding indications of
                             interest from the following parties: American Securities Capital Partners, Key Kosmont, Lake Pacific Partners and The Tokarz Group (affiliated with Cadigan Investment Partners)

                           - Special Committee decides to continue discussions
                             with Lake Pacific Partners on an exclusive basis due to the superiority of their offer

                           - Lake Pacific Partners performs financial, business
                             and legal due diligence

                           - Lake Pacific Partners receives a draft merger
                             agreement

AUGUST 2003                - Lake Pacific Partners continues to perform
                             financial, business and legal due diligence

                           - Lake Pacific Partners submits a revised non-binding
                             indication of interest calling for a two-tiered offer, increasing from $11.50 per share for all stockholders to $12.00 per share for the outside stockholders and $11.50 per share for the inside stockholders (as defined in their offer)

SEPTEMBER 2003             - Lake Pacific Partners continues to perform
                             financial, business and legal due diligence

                           - Lake Pacific Partners, the Special Committee and
                             their respective counsels continue to negotiate the merger agreement

OCTOBER 2003               - State of Wisconsin Investment Board, a Lake Pacific
                             Partners financing source, decides not to participate in the Proposed Transaction

                           - Lake Pacific Partners' period of exclusivity
                             expires

                           - Lake Pacific Partners actively looks for an
                             alternative source of financing

                           - The Snyder Group verbally indicates that it has
                             interest in acquiring the Company; however, refuses to formally engage with the Special Committee

NOVEMBER 2003              - Lake Pacific Partners receives commitments from
                             John Hancock Life Insurance Company and Wingate Partners to serve as financing sources in their bid to acquire the Company

                           - The Snyder Group expresses interest to the Special
                             Committee at $12.25 cash per share for all Common Stockholders

                           - Lake Pacific Partners orally expresses offer to
                             acquire all of the Common Stock at $12.50 cash per share subject to mutually acceptable management agreement with Dennis Zensen

                           - Negotiations continue with both interested parties

[LANE, BERRY & CO. LOGO]                                                      12

                                                                   [SYLVAN LOGO]

OVERVIEW OF SYLVAN

[LANE, BERRY & CO. LOGO]                                                      13

                                                                   [SYLVAN LOGO]

KEY PERFORMANCE METRICS

                                                                                     2003 (1)                YTD September 2003
($ in millions)                                 2000   2001   2002  ------------------------------------- ------------------------
                                               -------------------- Old Wrap. New Wrap. Rev. 2003 Current
                                               Actual Actual Actual   Proj.     Proj.     Proj.    Proj.  Actual   Revised   Var.
------------------------------------------------------------------- ------------------------------------- ------------------------
Net Sales                                      $85.9  $85.9  $88.2    $88.9     $97.0     $97.4    $95.9  $69.8     $69.6     0.3%
  Cost of Sales                                 47.9   49.8   52.1     53.0      61.9      62.6     61.3   44.0      43.9    (0.1%)
                                               -------------------- ------------------------------------- -----------------------
Gross Profit                                    38.0   36.1   36.1     35.9      35.1      34.8     34.5   25.8      25.7    (0.5%)
  Selling and Administration                    19.5   18.0   19.4     17.7      19.7      20.6     20.5   15.5      15.6     1.0%
  Private Company Expenses and Fees                -      -      -        -         -         -        -      -         -       -
  Research and Development                       1.8    1.7    2.0      1.9       1.2       1.2      1.2    1.1       1.1    (5.4%)
  Depreciation                                   5.2    5.4    5.6      5.7       5.6       6.3      6.3    4.7       4.6    (0.8%)
                                               -------------------- ------------------------------------- -----------------------
Operating Income                                11.5   11.0    9.1     10.6       8.5       6.6      6.5    4.5       4.4     4.2%
  Depreciation                                   5.2    5.4    5.6      5.7       5.6       6.3      6.3    4.7       4.6    (0.8%)
  Other Amortization/Non-Cash Items (2)          0.7    0.8    0.2      0.2       0.9       1.1      0.3    0.1       0.2    19.7%
                                               -------------------- ------------------------------------- -----------------------
EBITDA                                          17.4   17.2   14.9     16.5      15.1      14.0     13.1    9.4       9.2     2.0%
  Plus: Public Company Expenses                                         0.7       0.7       0.7      1.3
  Plus: Management Annuity Expense (3)                                  0.4       0.4       0.4      0.4
  Less: Non-Cash Pension-Related Items (2)                                -      (0.7)     (0.7)       -
  Less: Private Company Expenses and Fees                              (0.2)     (0.2)     (0.2)    (0.2)
                                                                      ----------------------------------
Adjusted EBITDA (Assumed private ownership)                            17.4      15.3      14.2     14.5
----------------------------------------------------------------------------------------------------------------------------------

(1) The Old Wrapper Projections are from September 2002; the New Wrapper Projections are from May 2003; the Revised 2003 Projections are from June 2003; the Current Projections are from November 2003.

(2) The New Wrapper and the Revised Projections added back non-cash pension related expense to devise EBITDA. We deducted it to allow Adjusted EBITDA for the various projections to be comparable. Additionally, YTD September 2003 Amortization expense is an estimate.

(3) Under private ownership, Management Annuity expenses of $400K forecasted in each model are assumed to be eliminated, which is reflected in the Adjusted EBITDA figures.

[LANE, BERRY & CO. LOGO]                                                      14

                                                                   [SYLVAN LOGO]

($ in millions)                                       2004 (1)                 2005 (1)                  2006 (1)
                                            ------------------------- ------------------------- ------------------------
                                            New Wrap. Current         New Wrap. Current         New Wrap. Current
                                              Proj.    Proj.   Var.     Proj.    Proj.   Var.     Proj.    Proj.   Var.
--------------------------------------------------------------------- ------------------------- ------------------------
Net Sales                                    $99.4     $96.9   (2.6%)  $101.5    $97.7   (3.8%)  $103.3   $ 100.6 (2.6%)
  Cost of Sales                               62.7      61.5    2.0%     63.4     61.8    2.5%     64.0      61.9  3.3%
                                             ------------------------ ------------------------- ----------------------
Gross Profit                                  36.7      35.4   (3.5%)    38.1     35.9   (5.9%)    39.3      38.7 (1.5%)
  Selling and Administration                  20.3      19.5    4.1%     20.7     19.6    5.5%     21.0      20.1  4.1%
  Private Company Expenses and Fees              -       0.2    NM          -      0.2    NM          -       0.2   NM
  Research and Development                     1.3       1.3    0.4%      1.3      1.3    2.3%      1.3       1.3 (0.2%)
  Depreciation                                 5.5       6.3  (15.6%)     5.3      6.0  (12.1%)     5.2       5.7 (9.6%)
                                             ------------------------ ------------------------- ----------------------
Operating Income                               9.6       8.1  (15.5%)    10.8      8.8  (18.1%)    11.8      11.4 (3.5%)
  Depreciation                                 5.5       6.3  (15.6%)     5.3      6.0  (12.1%)     5.2       5.7 (9.6%)
  Other Amortization/Non-Cash Items (2)        0.9       0.2   78.3%      0.9      0.2   78.3%      0.9       0.2 78.3%
                                             ------------------------ ------------------------- ----------------------
EBITDA                                        16.0      14.7   (8.5%)    17.1     15.0  (11.9%)    17.9      17.3 (3.6%)
  Plus: Public Company Expenses (3)            0.7         -    NM        0.7        -    NM        0.7         -   NM
  Plus: Management Annuity Expense (4)         0.4       0.4    0.0%      0.4      0.4    0.0%      0.4       0.4  0.0%
  Less: Non-Cash Pension-Related Items (2)    (0.7)        -    NM       (0.7)       -    NM       (0.7)        -   NM
  Less: Private Company Expenses and Fees     (0.2)        -    NM       (0.2)       -    NM       (0.2)        -   NM
                                             ------------------------ ------------------------- ----------------------
Adjusted EBITDA (Assumed private ownership)   16.2      15.1   (7.3%)    17.3     15.4  (10.7%)    18.2      17.7 (2.6%)
--------------------------------------------------------------------- ------------------------- ----------------------

($ in millions)                                       2007 (1)
                                             ------------------------
                                             New Wrap. Current
                                               Proj.    Proj.   Var.
                                             --------- ------- ------
Net Sales                                     $104.0   $ 103.6 (0.4%)
  Cost of Sales                                 64.4      62.2  3.5%
                                              ---------------------
Gross Profit                                    39.6      41.4  4.7%
  Selling and Administration                    21.2      20.7  2.4%
  Private Company Expenses and Fees                -       0.2   NM
  Research and Development                       1.3       1.3 (1.3%)
  Depreciation                                   5.1       5.5 (8.0%)
                                              ---------------------
Operating Income                                11.9      13.7 14.6%
  Depreciation                                   5.1       5.5 (8.0%)
  Other Amortization/Non-Cash Items (2)          0.9       0.2 78.3%
                                              ---------------------
EBITDA                                          17.9      19.4  8.0%
  Plus: Public Company Expenses (3)              0.7         -   NM
  Plus: Management Annuity Expense (4)           0.4       0.4  0.0%
  Less: Non-Cash Pension-Related Items (2)      (0.7)        -   NM
  Less: Private Company Expenses and Fees       (0.2)        -   NM
                                              ---------------------
Adjusted EBITDA (Assumed private ownership)     18.2      19.8  8.8%
-------------------------------------------------------------------

(1) The New Wrapper Projections are from May 2003; the Current Projections are from November 2003.

(2) The New Wrapper and the Revised Projections added back non-cash pension related expense to devise EBITDA. We deducted it to allow Adjusted EBITDA for the various projections to be comparable.

(3) In the Current Projections, Public Company Expenses of $900K were eliminated from Corporate Expenses beginning in 2004.

(4) Under private ownership, Management Annuity expenses of $400K forecasted in each model are assumed to be eliminated, which is reflected in the Adjusted EBITDA figures.

[LANE, BERRY & CO. LOGO]                                                      15

                                                                   [SYLVAN LOGO]

STOCK PRICE / VOLUME

NOVEMBER 14, 2001 - NOVEMBER 14, 2003

                               [GRAPHIC OF CHART]

[LANE, BERRY & CO. LOGO]                                                      16

                                                                   [SYLVAN LOGO]

STOCK TRADING ACTIVITY

NOVEMBER 14, 2001 - NOVEMBER 14, 2003

Volume in Thousands

[BAR CHART]

CLOSING STOCK PRICE RANGE               TOTAL TRADING VOLUME
-------------------------               --------------------
     <$10.00                                    207
     $10.00-$10.99                              995
     $11.00-$11.99                            1,980
     $12.00-$12.25                              170
     $12.25<                                    634

[LANE, BERRY & CO. LOGO]                                                      17

                                                                   [SYLVAN LOGO]

ANALYSIS OF PROPOSED TRANSACTION

[LANE, BERRY & CO. LOGO]                                                      18

                                                                   [SYLVAN LOGO]

SUMMARY TRANSACTION MULTIPLES

    (USD in millions, except per share data)
------------------------------------------------------------
Purchase Price Per Share                              $12.25
  Premium to November 14th Closing Price of $10.10      21.3%
Fully Diluted Shares Outstanding                         5.2
------------------------------------------------------------
  EQUITY VALUE                                          64.2
Expected Debt as of 12/31/03:
Revolver                                                30.0
Other Debt                                               1.3
Minority Interest                                        2.2
Cash and cash equivalents                                4.0
------------------------------------------------------------
  ENTERPRISE VALUE                                      93.7
Implied LTM Revenue Multiple                             1.0x
Implied FY'03E Revenue Multiple                          1.0x
Implied LTM EBITDA Multiple (1)                          6.9x
Implied FY'03E EBITDA Multiple (1)                       7.2x
Implied FY'03E Adjusted EBITDA Multiple (2)              6.4x

Implied LTM P/E Ratio                                   18.3x
Implied FY'03E P/E Ratio (1)                            20.0x
------------------------------------------------------------

(1) Financial figures assume Sylvan remains a public company. EBITDA does not include the management annuity add-back of $400K and the Private Company fees and expenses of $200K and it does include all public company expenses which are $1.25mm in 2003.

(2) Financial figures assume Sylvan becomes a private company. EBITDA adjusted for add-backs of $1.25mm and $400K for elimination of public company expenses and executive annuity expenses respectively in 2003.

[LANE, BERRY & CO. LOGO]                                                      19

                                                                   [SYLVAN LOGO]

SOURCES AND USES OF FUNDS FOR PROPOSED TRANSACTION

SOURCES & USES OF FUNDS (USD IN MILLIONS) (1)
---------------------------------------------------------------------------------------------------------------------------------
                                                                        CUM. MULT.
                                                                         FY'03E
SOURCES                                           AMT.     % TOTAL    ADJUSTED EBITDA    USES                               AMT.
-------                                           ----     -------    ---------------    ----                               ----
Roll-Over Debt                                    $32.0      32.4%         2.2x          Equity Purchase Price              $64.2
                                                  -----      ----
  Subtotal                                         32.0      32.4%         2.2x          Net Debt (2)                        32.0

                                                                                         Transaction Fees and Expenses (2)    2.5
Management Equity (Rollover)                        9.2       9.3%
Snyder Equity (Existing Funds/Bank Line)           56.5      57.2%
Claypoole Equity (Existing Funds)                   1.0       1.0%
                                                  -----      ----
Total Equity                                       66.7      67.6%         6.8x
                                                                                                                            -----
  TOTAL SOURCES                                   $98.7     100.0%         6.8x           TOTAL USES                        $98.7
                                                  =====     =====          ===                                              =====

(1) Per the Snyder Group's proposed Sources and Uses of Funds.

(2) Net Debt and Transaction Fees and Expenses are estimates made by the Snyder Group.

[LANE, BERRY & CO. LOGO]                                                      20

                                                                   [SYLVAN LOGO]

SUMMARY OF FIRST SYLVAN SALES PROCESS

-    LBCI CONTACTED A TOTAL OF 35 PROSPECTIVE BUYERS

- 8 OF THE 14 STRATEGIC BUYERS RECEIVED A "TEASER" AND 1 OF THESE 8 RECEIVED A CONFIDENTIALITY AGREEMENT

         - None of the strategic buyers executed a Confidentiality Agreement; therefore, no strategic buyer received a "Wrapper"

         - The other 6 strategic buyers immediately declined further interest

- 15 OF THE 21 FINANCIAL BUYERS RECEIVED A "TEASER" AND 10 OF THESE 15 EXECUTED A CONFIDENTIALITY AGREEMENT AND RECEIVED A "WRAPPER"

         - Some financial buyers that did not receive a "Teaser" or execute a Confidentiality Agreement evaluated the merits of a deal by using public filings

- TWO FINANCIAL BUYERS, AMERICAN SECURITIES CAPITAL PARTNERS AND CADIGAN INVESTMENT PARTNERS, SUBMITTED A NON- BINDING INDICATION OF INTEREST

         - American Securities Capital Partners valued Sylvan at $10.00 -$11.00 per share

         - Cadigan Investment Partners valued Sylvan at $12.50 - $13.50 per share

- THESE BUYERS WERE PROVIDED 2002E REVENUE AND EBITDA ESTIMATES OF $88.0 MILLION AND $16.1 MILLION RESPECTIVELY

         - American Securities Capital Partners' bid range: 1.0x 2002E Revenue & 5.3x 2002E EBITDA - 1.0x 2002E Revenue & 5.7x 2002E EBITDA

         - Cadigan Investment Partners' bid range: 1.1x 2002E Revenue & 6.3x 2002E EBITDA - 1.2x 2002E Revenue & 6.6x 2002E EBITDA

              CALL   TEASER   BOOK     BID
              ----   ------   ----     ---
STRATEGIC      14       8       0       0

FINANCIAL      21      15      10       2
              ---     ---     ---     ---

  TOTAL        35      23      10       2
              ===     ===     ===     ===

[LANE, BERRY & CO. LOGO]                                                      21

                                                                   [SYLVAN LOGO]

THE SNYDER GROUP ORIGINAL PRELIMINARY BID DETAILS

  THE ORIGINAL SNYDER GROUP OFFER INCLUDED THE FOLLOWING KEY ELEMENTS:

DEAL CONSIDERATION               -   $11.00 cash for each share of Common Stock

IMPLIED MULTIPLES (1)            -   0.9x 2003E revenue

                                 -   6.0x 2003E EBITDA

TRANSACTION STRUCTURE            -   Cash merger

PRINCIPAL CONDITIONS TO CLOSING  -   Stock voting agreement for all stockholders
                                     who own 5% or more of the Common Stock of Sylvan (the "Significant Stockholders")

                                     -   Agree to vote shares in favor of merger

                                     -   Grant an irrevocable proxy to Newco to
                                         vote the shares in favor of the merger

                                     -   Agree not to sell or otherwise dispose
                                         of their shares

                                 - Debt financing of at least $65mm of which approximately $15mm would be subordinated debt

                                 - Representations and warranties will be true in all material respects

                                 - No material adverse change in the financial condition, business or prospects of Sylvan will have occurred

                                 -   Other customary approvals, consents,
                                     waivers and clearances (e.g. HSR)

BREAK-UP FEE                     -   Break-up fee in an amount to be determined
                                     payable if the merger is abandoned or fails to close as a result of:

                                     -   A material breach by Sylvan or any
                                         Significant Stockholder

                                     -   Acceptance by Sylvan's Board of
                                         Directors of a superior bid proposal

(1) Implied multiples are calculated off of the New Wrapper Projections for Revenue and EBITDA ($97.0mm and $15.1mm respectively).

[LANE, BERRY & CO. LOGO]                                                      22

                                                                   [SYLVAN LOGO]

SUMMARY OF SECOND SYLVAN SALES PROCESS

    -    LBCI AND MORGAN JOSEPH CONTACTED A TOTAL OF 73 PROSPECTIVE BUYERS

    - 13 OF THE 32 STRATEGIC BUYERS RECEIVED A "TEASER" AND 1 OF THESE 13 EXECUTED A CONFIDENTIALITY AGREEMENT AND RECEIVED A "WRAPPER"

           - The other 19 strategic buyers immediately declined further interest

    - 27 OF THE 41 FINANCIAL BUYERS RECEIVED A "TEASER" AND 12 OF THESE 27 EXECUTED A CONFIDENTIALITY AGREEMENT AND RECEIVED A "WRAPPER"

           - Some financial buyers that did not receive a "Teaser" or execute a Confidentiality Agreement evaluated the merits of a deal by using public filings

    - THE FOLLOWING FOUR FINANCIAL BUYERS SUBMITTED A NON-BINDING INDICATION OF INTEREST: AMERICAN SECURITIES CAPITAL PARTNERS, KEY KOSMONT, LAKE PACIFIC PARTNERS AND THE TOKARZ GROUP (1)

    - THESE BUYERS WERE PROVIDED 2003E REVENUE AND EBITDA ESTIMATES OF $97.0 MILLION AND $15.1 MILLION RESPECTIVELY

              CALL   TEASER   BOOK     BID
              ----   ------   ----     ---
STRATEGIC      32      13       1       0

FINANCIAL      41      27      12       4
              ---     ---     ---     ---

  TOTAL        73      40      13       4
              ===     ===     ===     ===

(1) The Tokarz Group is run by Michael Tokarz who is the Chairman of Cadigan Investment Partners.

[LANE, BERRY & CO. LOGO]                                                      23

                                                                   [SYLVAN LOGO]

   PRELIMINARY BID DETAILS

     THE COMPREHENSIVE SALES PROCESS CONDUCTED BY LBCI AND MORGAN JOSEPH PRODUCED FOUR PRELIMINARY BIDS WHICH ARE SUMMARIZED BELOW:

                               PRICE PER
PROSPECTIVE BUYER             SHARE RANGE               IMPLIED MULTIPLES (1)   FINANCING SOURCES               COMMENTS
-----------------             -----------               ---------------------   -----------------               --------
AMERICAN SECURITIES      $8.00                        0.8x 2003E Revenue         Not disclosed      -  Submitted verbal bid
CAPITAL PARTNERS                                      5.0x 2003E EBITDA

KEY KOSMONT              $7.00 - $9.00                0.7x - 0.8x 2003E Revenue  Not disclosed      -  Tender offer
                                                      4.6x - 5.3x 2003E EBITDA                      -  5% - 10% management ownership
                                                                                                    -  Lock-up agreements with large
                                                                                                       stockholders

LAKE PACIFIC PARTNERS    $11.50                       1.0x 2003E Revenue         Senior Debt        -  Merger
                         Submitted a second two-      6.2x 2003E EBITDA          Equity:            -  Agreement by D. Zensen to
                         tiered preliminary bid:                                   Lake Pacific        roll half of his shares
                         $12.00 for Outsiders         1.0x 2003E Revenue           SWIB             -  Obtain financing from SWIB
                         $11.50 for Insiders          7.1x 2003E EBITDA (2)        Dennis Zensen       and bank lenders

                         Orally expresses a third                                Senior Debt        -  Subject to mutually
                         preliminary bid:                                        Equity:               acceptable management
                                                                                                       agreement with Dennis Zensen
                         $12.50                                                    Lake Pacific
                                                                                   Hancock/Wingate
                                                                                   Dennis Zensen

THE TOKARZ GROUP         $10.00                       0.9x 2003E Revenue         Senior Debt        -  Tender offer or statutory
                                                      5.7x 2003E EBITDA          Equity                merger

(1) Implied Revenue and EBITDA multiples calculated from projected 2003 financials on prior page except for Lake Pacific's revised offer multiples which are calculated off of the September 2003E Revenue and EBITDA projections ($95.9 million and $13.0 million respectively) as their revised bid was based on these projections.

(2) Implied Revenue and EBITDA multiples assume $12.00 per share is paid in cash to all Sylvan stockholders.

[LANE, BERRY & CO. LOGO]                                                      24

                                                                   [SYLVAN LOGO]

VALUATION OVERVIEW

[LANE, BERRY & CO. LOGO]                                                      25

                                                                   [SYLVAN LOGO]

SUMMARY - SYLVAN IMPLIED PRICE PER SHARE

                               [GRAPHIC OF CHART]

IMPLIED MULTIPLES

2003E EBITDA             4.75x to 6.55x          5.05x to 7.90x        6.45x to 6.95x           6.90x to 7.60x
2003E Adj. EBITDA        4.30x to 5.90x          4.60x to 7.10x        5.80x to 6.20x           6.20x to 6.80x

[LANE, BERRY & CO. LOGO]                                                      26

                                                                   [SYLVAN LOGO]

PUBLIC EQUITY COMPARABLES OVERVIEW

METHODOLOGY              -    To determine the current public market value and
                              trading multiples of companies similar to Sylvan, thereby imputing a "public market" valuation range

COMPANY SELECTION        -    LBCI analyzed a range of public food and
                              agricultural producers and selected three sectors comprising six trading comparables for analysis:

Food Processors:           Fresh Produce Companies:      Agricultural Companies:
Archer-Daniels-Midland     Chiquita Brands               Delta and Pine
Bunge                      Fresh Del Monte               Hines Horticulture

ISSUES                   -    No control premium is reflected in the results of
                              the public market valuation

                         - There are no direct public company comparables to the Company

                         - Many of the listed companies are substantially larger than the Company which affects their direct applicability vis-a-vis valuation

[LANE, BERRY & CO. LOGO]                                                      27

                                                                   [SYLVAN LOGO]

  PUBLIC EQUITY COMPARABLES ANALYSIS

                               STOCK      % OF      FD                    EV / REVENUE          EV / EBITDA            P / E
(USD in Millions)              PRICE    52-WEEK   EQUITY   ENTERPRISE  -------------------  ------------------- -------------------
     COMPANY                 11/14/03     HIGH    VALUE      VALUE     LTM  CY'03E  CY'04E  LTM  CY'03E  CY'04E  LTM  CY'03E CY'04E
     -------                 --------     ----    -----      -----     ---  ------  ------  ---  ------  ------  ---  ------ ------
 SYLVAN                      $   10.10    85%    $   52.1  $    83.5   0.9X  0.9X    0.9X   6.2X   6.4X   6.0X  15.1X  16.5X 13.7X

FOOD PROCESSING COMPANIES
 Archer-Daniels-Midland  (1) $   14.24    95%    $9,221.1  $11,053.7   0.3x  0.3x    0.3x   7.6x   7.1x   5.7x  18.6x  17.3x 12.9x
 Bunge                   (2)     27.50    88%     2,774.2    4,782.2   0.2x  0.2x    0.2x   6.9x   6.5x   5.1x  10.1x  11.3x  9.5x
FRESH PRODUCE COMPANIES
 Chiquita Brands         (3)     19.60    98%       786.0    1,012.1   0.3x  0.4x    0.4x   5.6x   6.4x   5.2x   9.0x  11.3x  7.3x
 Fresh DelMonte                  25.65    88%     1,467.9    1,418.2   0.6x  0.6x    0.5x   5.1x   4.7x   4.3x   6.5x   6.8x  6.5x
AGRICULTURAL COMPANIES
 Delta and Pine                  24.34    95%       989.7      851.3   3.0x  2.9x    2.6x  13.0x  11.6x   9.3x  28.9x  24.6x 18.2x
 Hines Horticulture      (4)      4.15    93%        91.6      334.1   1.0x    NA      NA   5.8x     NA     NA   7.9x   2.4x    NA

 HIGH                                     98%                          3.0X  2.9X    2.6X  13.0X  11.6X   9.3X  28.9X  24.6X 18.2X

 MEDIAN                                   94%                          0.5X  0.4X    0.4X   6.4X   6.5X   5.2X   9.6X  11.3X  9.5X

 LOW                                      88%                          0.2X  0.2X    0.2X   5.1X   4.7X   4.3X   6.5X   2.4X  6.5X

                                            REVENUE                       EBITDA                     EARNINGS PER SHARE
                                  --------------------------    -----------------------------   -----------------------------
                                   LTM      CY'03E    CY'04E     LTM    CY'03E (5) CY'04E (5)    LTM    CY'03E (5) CY'04E (5)
                                  ------    ------    ------    ------  -------    --------     ------  ---------  -------
SYLVAN FINANCIALS                 $ 93.4    $ 95.9    $ 96.9    $ 13.5    $ 13.1     $ 14.0     $ 0.67     $ 0.61   $ 0.74
IMPLIED SYLVAN PRICE PER SHARE
  HIGH                            $48.74    $47.41    $41.99    $28.05    $23.46     $19.07     $19.30     $15.11   $13.46

  MEDIAN                          $ 2.39    $ 0.48    $ 1.37    $10.58    $10.47     $ 8.04     $ 6.41     $ 6.92   $ 7.01

  LOW                                 NM        NM        NM    $ 7.18    $ 5.76     $ 5.67     $ 4.37     $ 1.46   $ 4.80

(1) Pro forma for the acquisition of Minnesota Corn Processsors LLC.

(2) Pro forma for the acquisition of Cereol S.A. and for the sale of its Lesieur bottled oil business.

(3) Pro forma for the acquisition of Scipio and the sale of Chiquita Processed Foods.

(4) Pro forma for the 9/11/03 issuance of $175mm in senior notes.

(5) Financial figures assume Sylvan remains a public company. CY'03E and CY'04E EBITDA, and CY'03E and CY'04E EPS do not include the management annuity add-back of $400K and the Private Company fees and expenses of $200K, and do include all public company expenses, which are $1.25mm in 2003 and $900K in 2004.

[LANE, BERRY & CO. LOGO]                                                      28

                                                                   [SYLVAN LOGO]

M&A COMPARABLES OVERVIEW

METHODOLOGY              -    To determine the historical private market value
                              and transaction multiples of companies similar to the Company, thereby imputing a "transaction" valuation range

ISSUES                   -    Multiples paid in the transaction analysis may
                              reflect potential synergies an acquiror could realize as a result of the target's operating scale

                         -    There are no direct M&A comparable transactions

[LANE, BERRY & CO. LOGO]                                                      29

                                                                   [SYLVAN LOGO]

M&A COMPARABLES ANALYSIS

(USD in Millions)
    ANN. DATE             ACQUIROR                         TARGET
    ---------             --------                         ------
  6/2/03            Fox Paine and Co.        Seminis

  2/4/03            Riviana Foods            ACH Food Companies, Rice Business

12/18/02            Investor Group (1)       Dole Food Company

 7/22/02            Bunge                    Cereol S.A.

  1/7/02            Kerry Group              Stearns & Lehman

 8/17/01            Nippon Suisan            Gorton's Seafood & Bluewater Seafoods

 2/20/01            Lesaffre et Compagnie    Sensient Technologies' Red Star Yeast & Products (2)

12/21/00            Investor Group           Michael Foods

10/17/00            Kerry Group              Armour Food Ingredients

12/17/99            Moneys Mushrooms         Vlasic Foods, Vlasic Farms Fresh Mushrooms Business

 9/16/98            Pictsweet LLC            United Foods Inc.

                                                                                                       TRANSACTION
                                                                                                       VALUE / LTM
(USD in Millions)                                                                            TRANS.   ---------------
    ANN. DATE                     DESCRIPTION                                                VALUE    REVENUE  EBITDA
    ---------                     -----------                                                -----    -------  ------
  6/2/03            Worldwide producer and marketer of vegetable and fruit seeds.           $  625.0    1.3x    7.8x

  2/4/03            Producer of rice products.                                                  24.0    0.7x     NA

12/18/02            Producer and marketer of fruits and vegetables.                          2,500.0    0.6x    6.4x

 7/22/02            Manufacturer of seed oils and olive oils.                                1,496.3    0.3x    5.5x

  1/7/02            Stearns & Lehman is a manufacturer of coffeehouse chain,                    26.0    1.3x     NA
                    foodservice and branded Italian-style flavoured syrups.

 8/17/01            Gorton's is a retail frozen seafood brand in                               175.0    0.7x    8.8x
                    the U.S. & Bluewater is a brand in Canada.

 2/20/01            Supplier of yeast to the commercial bakery market.                         122.0    1.0x    7.1x

12/21/00            Producer and distributor of food products in four areas: egg products,     747.2    0.7x    5.5x
                    refrigerated distribution, dairy products and potato products.

10/17/00            Provide a wide range of specialty food ingredients.                         35.0    0.9x     NA

12/17/99            Producer of fresh mushrooms.                                                50.0    0.4x     NM

 9/16/98            Grower, processor, marketer and distributor of food products.               63.1    0.3x    4.9x

                    HIGH                                                                    $2,500.0    1.3X    8.8x

                    MEDIAN                                                                  $  122.0    0.7X    6.4x

                    LOW                                                                     $   24.0    0.3X    4.9x

                                                                  LTM
                                                      --------------------------
                                                      REVENUE             EBITDA
                                                      -------             ------
SYLVAN FINANCIALS                                     $ 93.4              $ 13.5
IMPLIED SYLVAN PRICE PER SHARE
                                     HIGH             $18.18              $16.84
                                     MEDIAN           $ 6.43              $10.66
                                     LOW                 NM               $ 6.77

(1) David H. Murdock, Chairman and CEO of Dole, acquired the 76% of Dole's outstanding common stock that he and his family did not own.

(2) Revenue is an actual figure, EBITDA is an estimate.

[LANE, BERRY & CO. LOGO]                                                      30

                                                                   [SYLVAN LOGO]

LBO ANALYSIS OVERVIEW

METHODOLOGY              -    To determine the potential price a financial buyer
                              could pay assuming certain benchmarks of financial leverage and required returns

                         - This analysis uses "private company" figures to reflect the operations as if the Company were no longer a public company

BENCHMARK SELECTION      -    LBCI identified the following key benchmarks in
                              performing its analysis:

                                   -  Maximum pro forma Senior Debt / 2003E
                                      Adjusted EBITDA of 3.25x

                                   -  Maximum pro forma Total Debt / 2003E
                                      Adjusted EBITDA of 4.25x

                                   -  Minimum equity returns of approximately
                                      17% to the mezzanine debt holders

                                   - Minimum equity returns to the sponsor of approximately 25%

[LANE, BERRY & CO. LOGO]                                                      31

                                                                   [SYLVAN LOGO]

   LBO ANALYSIS

SOURCES & USES OF FUNDS (USD IN MILLIONS)

                                           CUM. MULT.
                                             FY03E
SOURCES              AMT.     % TOTAL   ADJUSTED EBITDA     USES                               AMT.
-------              ----     -------   ---------------     ----                               ----
Revolver (1)        $27.2      29.9%          1.9x          Equity Purchase Price             $55.8
Term Loan A          20.0      22.0%          3.3x          Refinance Debt                     31.3
Mezzanine            14.5      16.0%          4.3x          Transaction Fees & Expenses         3.9
                    -----     -----
  Subtotal           61.8      67.8%          4.3x

Sponsor Equity       29.3      32.2%          6.3x

                    -----     -----                                                           -----
  TOTAL SOURCES     $91.1     100.0%          6.3x          TOTAL USES                        $91.1
                    =====     =====                                                           =====

TRANSACTION SUMMARY

Current Stock Price                 $  10.10
PURCHASE PRICE PER SHARE               10.75
Shares Outstanding                       5.2
                                    --------
  Equity Value                          55.8
Plus: Existing Debt                     31.3
Plus: Existing Minority Interest         2.2
Less: Existing Cash                      4.0
                                    --------
  Total Enterprise Value                85.3
TEV AS A MULTIPLE OF:
FY'03E EBITDA (2)                       6.5x
FY'03E Adjusted EBITDA (3)              5.9x
                                    ========

OWNERSHIP TABLE

                         PF            DILUTED  VALUE IN
                       OWNER. WARRANTS  OWNER.    2008       IRR
                       ------ --------  ------    ----       ---
Sponsor Group          94.5%    0.0%     94.5%  $   90.6    25.3%
Mezzanine (12.0%)       0.0%    5.5%      5.5%      21.5    17.1%
                       ----     ---     -----   --------
  TOTAL                94.5%    5.5%    100.0%     112.2
                       ====     ===     =====   ========

SUMMARY CREDIT AND LEVERAGE STATISTICS

                                                            PROJECTED FISCAL YEARS
                                                              ENDING DECEMBER 31,
                                         PRO FORMA    ----------------------------------
                                         12/31/03E    2004      2005      2006      2007
                                         ---------    ----      ----      ----      ----
Bank Debt / Adj. EBITDA (3)                 3.3x      2.8x      2.4x      1.7x      1.1x
Total Debt / Adj. EBITDA (3)                4.3       3.8       3.3       2.5       1.8
Adj. EBITDA / Interest Expense (3)          3.2       3.3       3.6       4.5       5.6
Adj. EBITDA-CapEx / Int Expense (3)         2.4       2.5       2.7       3.5       4.5

RETURNS TO SPONSOR'S EQUITY

                                                         PURCHASE PRICE PER SHARE
                                     -----------------------------------------------------------------
                                     $9.75      $10.25      $10.75      $11.25      $11.75      $12.25
                                     -----------------------------------------------------------------
                         5.50X       28.4%       25.7%       23.3%       21.1%       19.1%       17.3%
             2008        5.75X       29.9%       27.1%       24.7%       22.5%       20.4%       18.6%
       DJ. EBITDA        6.00X       31.2%       28.5%       26.0%       23.8%       21.7%       19.8%
EXIT MULTIPLE (3)        6.25X       32.6%       29.8%       27.3%       25.0%       22.9%       21.1%
                         6.50X       33.9%       31.0%       28.5%       26.2%       24.1%       22.2%

(1) Assumes a $30mm revolver that is drawn $27.2mm at close. Also, assumes that $1.3mm of other debt is refinanced as well.

(2) Financial figures assume Sylvan remains a public company. EBITDA does not include the management annuity add-back of $400K and the Private Company fees and expenses of $200K and it does include all public company expenses which are $1.25mm in 2003 and $900K in 2004-2008.

(3) Financial figures assume Sylvan becomes a private company. EBITDA adjusted for add-backs of $1.25mm and $400K for elimination of public company expenses and executive annuity expenses respectively in 2003 and for aforementioned amounts in all future periods.

[LANE, BERRY & CO. LOGO]                                                      32

                                                                   [SYLVAN LOGO]

DCF ANALYSIS OVERVIEW

METHODOLOGY              -    To determine the present value of the projected
                              after-tax free cash flows of the Company utilizing an EBITDA exit multiple terminal value and a range of discount rates

VARIABLES                                 VARIABLE               SELECTED RANGE
                              --  EBITDA Exit Multiple (2008):   --  5.50x-6.50x
                              --  Discount Rate Range:           --  12.0%-14.0%

[LANE, BERRY & CO. LOGO]                                                      33

                                                                   [SYLVAN LOGO]

DCF ANALYSIS

                                                 YEAR ENDING DECEMBER 31,
                                         ----------------------------------------
(USD in Millions)                         2004    2005    2006     2007      2008    TV
-----------------------------------------------------------------------------------------
SUMMARY FINANCIALS:
REVENUE                                  $96.9   $97.7   $100.6   $103.6   $106.7
  Growth %                                  --     0.8%     3.0%     3.0%     3.0%
ADJUSTED EBITDA (1)                       14.0    14.3     16.6     18.7     19.3
  Margin %                                14.4%   14.7%    16.5%    18.0%    18.0%
EBIT                                       7.4     8.1     10.7     13.0     13.7
  Margin %                                 7.7%    8.3%    10.6%    12.5%    12.9%
FREE CASH FLOW ANALYSIS:
EBIT * (1 - Tax Rate)                      4.9     5.3      7.0      8.5      9.0
Plus: Depreciation                         6.3     6.0      5.7      5.5      5.3
Plus: Amortization                         0.2     0.2      0.2      0.2      0.2
Plus: Change in Working Capital           (0.1)   (0.1)    (0.4)    (0.4)    (0.6)
Less: Capital Expenditures                 3.9     3.9      3.9      3.9      3.9
-----------------------------------------------------------------------------------------
FREE CASH FLOW                             7.4     7.5      8.7     10.0     10.0

EBITDA (2008)                                                                        19.3
EBITDA Multiple                                                                     6.00X
-----------------------------------------------------------------------------------------
TERMINAL VALUE                                                                      115.6

Total Free Cash Flow                       7.4     7.5      8.7     10.0     10.0   115.6
Weighted Average Cost of Capital  13.0%

PRESENT VALUE OF FCF                       6.6     5.9      6.0      6.1      5.5    62.7
=========================================================================================

IMPLIED ENTERPRISE VALUE:

TOTAL ENTERPRISE VALUE         $ 92.8
Less: Net Debt                   29.4
-------------------------------------
EQUITY VALUE                     63.3
FD Shares Outstanding             5.2
IMPLIED PRICE PER SHARE        $12.29
=====================================

SENSITIVITY ANALYSIS:

          5.50X    5.75X    6.00X    6.25X    6.50X
         ------------------------------------------
12.0%    $11.94   $12.47   $13.00   $13.53   $14.06
12.5%     11.60    12.12    12.64    13.16    13.67
13.0%     11.27    11.78    12.29    12.80    13.30
13.5%     10.96    11.45    11.95    12.44    12.94
14.0%     10.65    11.13    11.62    12.10    12.59

(1) Financial figures assume Sylvan remains a public company. EBITDA does not include the management annuity add-back of $400K and the Private Company fees and expenses of $200K and it does include all public company expenses which are $900K in 2004-2008.

[LANE, BEERY & CO. LOGO]                                                      34

                                                                   [SYLVAN LOGO]

WACC ANALYSIS

                                                                                                       TOTAL DEBT &
COMPARABLE COMPANIES                 COST OF      EQUITY      TOTAL   PREFERRED EFFECTIVE  UNLEVERED  PREF'D STOCK /
(USD in Millions)       BETA (1)  EQUITY (2)(8)    VALUE      DEBT      STOCK   TAX RATE    BETA (3)     CAPITAL
--------------------------------------------------------------------------------------------------------------------
Archer-Daniels-Midland    0.64        10.0%      $9,221.1  $3,543.5     $ 0.0     28.5%       0.50         27.8%

Bunge                     0.60        10.2%       2,774.2   2,072.0       0.0     26.3%       0.39         42.8%

Chiquita Brands           0.79        12.0%         786.0     276.5       0.0     12.0%       0.60         26.0%

Delta and Pine            0.51        10.2%         989.7    (141.7)      0.0     35.5%       0.56        (16.7%)

Fresh DelMonte            0.71        11.2%       1,467.9     (33.6)      0.0      8.5%       0.73         (2.3%)

Hines Horticulture         NA           NA           91.6     242.5       0.0     41.0%         NA         72.6%

MEAN                      0.65        10.7%      $2,555.1  $  993.2     $ 0.0     25.3%       0.56         25.0%

MEDIAN                    0.64        10.2%      $1,228.8  $  259.5     $ 0.0     27.4%       0.56         26.9%

SYLVAN                    0.44        17.3%          52.1      29.3       0.0     34.5%       0.31         38.0%

            ASSUMPTIONS
---------------------------------------------
Pretax Cost of Debt (Kd)(6)             5.0%
Risk-Free Rate (Rf)(7)                  5.1%
Equity Risk Premium (Rm-Rf)(8)          7.0%
Size Premia (Sp)(9)                     9.2%
Tax Rate For Target (Tr)               34.5%
Equity Political Risk Premium (Rp)      0.0%
Other Risk Premium (Ro)                 0.0%

             WEIGHTED AVERAGE COST OF CAPITAL (4)
           ---------------------------------------
           TARGET DEBT & PREF'D / ENTERPRISE VALUE
           ---------------------------------------
BETA           35.0%         40.0%         45.0%
           ---------------------------------------
0.45           13.2%         12.6%         12.0%
0.50           13.5%         12.9%         12.3%
0.55           13.8%         13.2%         12.6%
0.60           14.1%         13.5%         12.9%
0.65           14.4%         13.8%         13.2%

      LEVERED COST OF EQUITY (5)
---------------------------------------
TARGET DEBT & PREF'D / ENTERPRISE VALUE
---------------------------------------
35.0%            40.0%           45.0%
---------------------------------------
18.5%            18.8%           19.1%
19.0%            19.3%           19.6%
19.5%            19.8%           20.2%
20.0%            20.3%           20.7%
20.4%            20.8%           21.3%

(1)  Source: two years of weekly data vs. the S&P 500 from Bloomberg.

(2) Cost of Equity = Risk-Free Rate (Rf) + (Equity Beta (Be) * Equity Risk Premium (Rm-Rf)) + Size Premia(Sp).

(3)  Unlevered Beta = Be / (1+(D*(1-Tr) + P) / E).

(4) WACC= [(Rf+Be * (Rm-Rf) + Sp + Rp) *%E] +[Kd* (1-Tr) * % D] + Ro. Assumes pretax cost of debt remains constant.

(5)  Levered Cost of Equity = [Rf + Be * (Rm-Rf) + Sp +Rp)] +Ro.

(6) Any political risk premium (Rp) associated with debt is included in the pretax cost of debt (Kp).

(7)  Risk-Free Rate based on 30-year U.S. Treasury Yield as of 11/14/03.

(8) Source: 2003 Ibbotson Risk Premia Report. Based on the differences of large company total arithmetic mean returns minus long-term bond income returns from 1926-2002.

(9) Cost of equity premia based on equity market capitalization. Micro-cap (within $0.5mm - $64.8mm) =9.2%. Amounts per 2003 Ibbotson Risk
     Premia Report.

[LANE, BEERY & CO. LOGO]                                                      35

                                                                   [SYLVAN LOGO]

CONCLUSION

[LANE, BEERY & CO. LOGO]                                                      36

                                                                   [SYLVAN LOGO]

CONCLUSION

AS OF THE DATE HEREOF, LBCI IS PREPARED TO DELIVER ITS FAIRNESS OPINION WITH RESPECT TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO BE RECEIVED BY THE COMMON STOCKHOLDERS.

[LANE, BEERY & CO. LOGO]                                                      37